Exhibit 99.1

FROM THE DESK OF

GEORGE ZIMMER

June 24, 2013

Board of Directors

The Men’s Wearhouse, Inc.

6100 Stevenson Blvd.

Fremont, California 94538

Dear Directors:

It is clear from the Board’s decision to terminate me from my role as Executive Chairman and my position as a senior management executive that the Directors have determined to avoid addressing my growing concerns with recent Board decisions and the strategic direction of the company I founded and successfully led for the past 40 years.  Consequently, I am writing to submit my resignation from The Men’s Wearhouse Board of Directors, effective immediately.

The Board’s decision, however, cannot dampen my enthusiasm for all that has been accomplished since 1973.  As the founder and still a major shareholder, I still care deeply about the company and its future.  I leave The Men’s Wearhouse with a deep sense of pride for what the company has done for the benefit of our dedicated employees, loyal customers and shareholders to whose service I have been completely committed.  Adherence to this guiding principle of servant leadership made The Men’s Wearhouse the great company it is today.  I strongly encourage you to continue this culture into the future for the best interests of all the company’s stakeholders.

Sincerely,

/s/ GEORGE ZIMMER

George Zimmer